Exhibit 4.10

AMENDMENT NO. 2 TO

RIGHTS AGREEMENT

This AMENDMENT NO. 2 to RIGHTS AGREEMENT, dated as of February 14, 2013 (this “Amendment No. 2”), amends the Rights Agreement, dated as of September 18, 2002 and amended as of May 4, 2012 (the “Rights Agreement”), between Dendreon Corporation, a Delaware corporation (the “Company”), and Computershare Shareowner Services LLC (f/k/a/ Mellon Investor Services LLC), a New Jersey limited liability company, as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time prior to the Distribution Date supplement or amend the Rights Agreement without the approval of any holders of the Rights, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent;

WHEREAS, the Company has determined, and has so directed the Rights Agent, to amend the Rights Agreement as set forth herein pursuant to Section 27 of the Rights Agreement; and

WHEREAS, an officer of the Company has delivered to the Rights Agent a certificate as to the compliance of this Amendment No. 2 with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of premises and the mutual agreements herein set forth, the parties hereto agree as follows:

1.	The first sentence of the definition of “Exempt Transaction” in Section 1(j) of the Rights Agreement is deleted in its entirety and restated to read as follows:

“Exempt Transaction” shall mean any transaction that the Board of Directors determines, in its sole discretion, is exempt from this Agreement, which determination shall be made in the sole and absolute discretion of the Board of Directors at any time prior to the Shares Acquisition Date, including, without limitation, if the Board of Directors determines that (i) neither the beneficial ownership of Common Shares by any Person, directly or indirectly, as a result of such transaction nor any other aspect of such transaction would jeopardize or endanger the availability to the Company of the Tax Attributes or (ii) such transaction is otherwise in the best interests of the Company.

2.	This Amendment No. 2 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within the State of Delaware.

3.	This Amendment No. 2 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same amendment.

4.	If any term, provision, covenant or restriction of the Rights Agreement as amended by this Amendment No. 2 is held by a court of competent jurisdiction or authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 2 shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however that if any such excluded term, provision, covenant or restriction shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

5.	Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Rights Agreement. The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby and by Amendment No. 1 to the Rights Agreement, dated May 4, 2012.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the date first set forth above.

DENDREON CORPORATION

By:	/s/ Christine Mikail
Name:	Christine Mikail
Title:	Executive Vice President, Corporate Development, General Counsel and Secretary

COMPUTERSHARE SHAREOWNER SERVICES LLC

By:	/s/ Joseph S. Campbell
Name:	Joseph S. Campbell
Title:	Vice President

[Signature Page to Amendment No. 2 to Rights Agreement]

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